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                                                                      Exhibit 12


                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


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                                                                      Three                             Twelve
                                                                   Months Ended                      Months Ended
                                                                  March 31, 1996                    March 31, 1996
                                                                ------------------                ------------------

Fixed Charges as Defined:

  (1)      Interest on Long-Term Debt . . . . . . . . . . .     $           71,395                $          285,669
  (2)      Other Interest . . . . . . . . . . . . . . . . .                  1,574                            14,161
  (3)      Preferred Dividends Factor
               of Subsidiary  . . . . . . . . . . . . . . .                 10,545                            41,403
  (4)      Interest Component of Rentals
               Charged to Operating Expense . . . . . . . .                    384                             2,551
                                                                ------------------                ------------------

  (5)      Total Fixed Charges  . . . . . . . . . . . . . .     $           83,898                $          343,784
                                                                ==================                ==================

Earnings as Defined:

  (6)      Income (Loss) from
           Continuing Operations  . . . . . . . . . . . . .     $          (16,740)               $          356,811
  (7)      Income Taxes for Continuing
               Operations . . . . . . . . . . . . . . . . .                 (9,910)                          179,218
  (8)      Fixed Charges (line 5) . . . . . . . . . . . . .                 83,898                           343,784
                                                                ------------------                ------------------

  (9)      Income from Continuing Operations
               Before Income Taxes and
               Fixed Charges  . . . . . . . . . . . . . . .     $           57,248                $          879,813
                                                                ==================                ==================

Preferred Dividends Factor of
           Subsidiary:

 (10)      Preferred Stock Dividends of
               Subsidiary . . . . . . . . . . . . . . . . .     $            6,632                $           27,602

 (11)      Ratio of Pre-Tax Income (Loss) from
               Continuing Operations to Income
               (Loss) from Continuing Operations
               (line 6 plus line 7 divided
               by line 6) . . . . . . . . . . . . . . . . .                   1.59                              1.50
                                                                ------------------                ------------------

 (12)      Preferred Dividends Factor of
               Subsidiary (line 10 times
               line 11) . . . . . . . . . . . . . . . . . .     $           10,545                $           41,403
                                                                ==================                ==================

Ratio of Earnings to Fixed Charges
   (line 9 divided by line 5)   . . . . . . . . . . . . . .                   0.68                              2.56




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